Exhibit 99.1
Customer and Partner Letter
Subject: Update from Supermicro CEO Charles Liang
Super Micro Computer, Inc.
980 Rock Avenue
San Jose, CA 95131 USA
September 3, 2024
Dear Valued Customers and Partners,
You may have seen our recent announcement that Supermicro will be delayed in filing its Annual Report for the fiscal year ended June 30, 2024, and separately, a report published by a short seller. I wanted you to hear from me directly about what they mean for you and our products.
Neither of these events affects our products or our ability and capacity to deliver the innovative IT solutions that you rely on every day. Our production capabilities are unaffected and continue operating at pace to meet customer demand. Our world class engineering and support teams are also unaffected and continue to build and deploy large scale AI Total Solutions. Our liquid-cooled solutions continue to ramp. We have shipped approximately 2,000 DLC liquid-cooled AI racks to customers, which we believe is more than 75% of the entire DLC liquid-cooled AI server market this calendar year. Ultimately, we remain well-positioned to deliver our broad product portfolio to you and our thousands of other customers around the world. Our primary focus remains to help you meet your IT challenges and execute your mission.
In terms of our Annual Report, the Audit Committee of the Board of Directors decided to delay the filing and, as we shared publicly, has also formed a committee to review our internal controls and other matters. The Board committee is working diligently on this thorough review.
Importantly, however, when we announced the decision to delay our Annual Report filing, we indicated that based on the work done so far, we don’t anticipate any material changes in our fourth quarter or fiscal year 2024 financial results. This is good news. I continue to have strong confidence in our finance and internal teams.

Exhibit 99.1
Additionally, we remain proud of our strong financial performance driven by our quest to serve your technology needs. We more than doubled revenues year-over-year in fiscal year 2024, which is more than 3 times the industry average, and we are efficiently growing our staff and investing further in innovation to enhance our capabilities. We are becoming stronger year after year.
Separately, you may have also heard about a recent report from a short-seller hedge fund that contains false or inaccurate statements about our company including misleading presentations of information that we have previously shared publicly. We will address these statements in due course. As you may know, short seller reports are designed to drive the stock price downwards to serve the short seller’s interests to the detriment of the company’s shareholders.
Your experience as our customer is our number one priority. That experience will not change. We are focused on delivering on our customer commitments and product roadmaps while continuing our robust growth and expansion to meet your evolving needs and support your business objectives.
As we look ahead to 2025, we are closing out a historic year with winning products, a record number of orders, a strong and growing backlog of design wins and leading market positions across a number of areas. Your trust in Supermicro drives that success. We are proud to be your partner and grateful for the opportunity to continue and further grow this partnership. Please do not hesitate to reach out to me or your relationship contact at the company with any questions. Thank you.
Sincerely,
Charles Liang
Founder, President and CEO